Exhibit 10.1

Execution Version

Primo Water Corporation

1150 Assembly Dr., Suite 800

Tampa, Florida 33607

May 3, 2023

Legion Partners Holdings, LLC

12121 Wilshire Blvd, Suite 1240

Los Angeles, CA 90025

Attn:	Christopher S. Kiper
Raymond T. White

Ladies and Gentlemen:

This letter (this “Agreement”) constitutes the agreement between (a) Primo Water Corporation, an Ontario corporation (the “Company”), and (b) Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion”), and each of the other related Persons (as defined below) set forth on the signature pages to this Agreement (collectively with Legion, the “Legion Signatories”). The Company and the Legion Signatories are collectively referred to herein as the “Parties,” and each of the Company and the Legion Signatories, respectively, a “Party.” The Legion Signatories and each Affiliate (as defined below) of each Legion Signatory are collectively referred to as the “Legion Group.”

1.	Board Composition and Related Matters.

(a)       Simultaneously with the execution of this Agreement, the Company’s Board of Directors (the “Board”) shall take all action necessary to (i) increase the size of the Board from eleven (11) to thirteen (13) directors; (ii) appoint Derek R. Lewis and Lori T. Marcus (each a “Legion Designee” and together, the “Legion Designees”) as directors of the Company, with terms expiring at the Company’s 2023 Annual and Special Meeting of Shareowners to be held on May 31, 2023 (the “2023 Annual Meeting”); and (iii) rescind the nomination of Eric Rosenfeld and Gregory Monahan for election to the Board at the 2023 Annual Meeting; provided, that each of Mr. Rosenfeld and Mr. Monahan will serve out the rest of his term as a director on the Board, which will expire as of immediately prior to the 2023 Annual Meeting. Subject to the terms of this Agreement, the Board shall include the Legion Designees on the Board’s slate of director nominees standing for election at the 2023 Annual Meeting. The Company shall recommend that the Company’s shareowners vote, and shall solicit proxies, in favor of the election of the Legion Designees at the 2023 Annual Meeting and otherwise support the Legion Designees for election in a manner no less rigorous and favorable than the manner in which the Company supports its other director nominees at the 2023 Annual Meeting. Effective as of the 2023 Annual Meeting, the Board shall take all action necessary to reduce the size of the Board from thirteen (13) to ten (10) directors.

(b)       The Parties acknowledge that as a condition to being appointed to the Board and to being recommended for election at the 2023 Annual Meeting, each Legion Designee has participated in reasonable, customary onboarding procedures for new director candidates. Such procedures include (i) providing information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations and information in connection with assessing eligibility, independence, and other criteria applicable to directors or satisfying compliance and legal obligations, in each case, as promptly as necessary to enable the timely filing of the Company’s proxy statement and other reports with the U.S. Securities and Exchange Commission (the “SEC”) and the Canadian securities regulators, (ii) agreeing to comply at all times with the Laws and Company Policies (as defined below), and (iii) consenting to appropriate background checks comparable to those undergone by other non-management directors of the Company.

(c)       Concurrently with the appointment of the Legion Designees to the Board, the Board shall appoint Mr. Lewis to the ESG and Nominating Committee of the Board and Ms. Marcus to the Human Resources and Compensation Committee of the Board. The Board shall give the Legion Designees the same due consideration as any other director for membership to each of the Board’s other committees and subcommittees, including any new committees and subcommittees that may be established on or after the date hereof.

2.            Replacement Designees. Subject to the terms of this Agreement, during the Restricted Period, if a Legion Designee is no longer serving on the Board for any reason, then, as promptly as practicable, Legion will have the right to identify a new independent director to replace such Legion Designee for the remainder of such Legion Designee’s term (each, a “Replacement Designee” and such right, the “Replacement Right”); provided, that Legion’s Replacement Right with respect to both Legion Designees will irrevocably terminate if the Legion Group ceases to own at least 2,321,665 common shares of the Company. Each Replacement Designee must (a) be considered “independent” under applicable rules of the SEC, applicable Canadian securities laws and the rules of any stock exchange on which securities of the Company are listed; (b) possess relevant qualifications; (c) be reasonably acceptable to the Board; and (d) comply with the Company’s procedures (as in effect at the time) for director candidates (including the full completion of a directors and officers questionnaire, undergoing a customary background check, and participating in interviews with, as requested, the members of the ESG and Nominating Committee (including any successor committee) of the Board and the Board); provided, further, that notwithstanding anything set forth in this Agreement to the contrary, the Parties agree that in no event will any Person previously nominated by Legion for election to the Board at the 2023 Annual Meeting nor any Restricted Person serve as a Replacement Designee. The Board shall use its reasonable best efforts, in good faith and consistent with its fiduciary duties, to approve or deny any candidate for Replacement Designee and, upon approval of the Replacement Designee (such approval not to be unreasonably withheld, conditioned or delayed), to promptly appoint the Replacement Designee to the Board (and applicable committee or committees of the Board). In the event that the Board declines to approve a candidate for Replacement Designee, then Legion may propose one or more additional candidates to be the Replacement Designee and the process described in this paragraph 2 will continue until a Replacement Designee is approved by the Board. Upon becoming a member of the Board, the Replacement Designee will be deemed to be a Legion Designee for all purposes of this Agreement.

3.            Compliance with Laws and Company Policies. The Legion Signatories acknowledge that the Legion Designees will be subject to the same laws, policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including the Company’s corporate governance guidelines, code of business conduct and ethics, share ownership guidelines, diversity policy, majority voting and director resignation policy, and insider trading policy, in each case in effect and as modified from time to time (collectively, the “Laws and Company Policies”). The Company shall make available to the Legion Designees copies of all written Laws and Company Policies not publicly available on the Company’s website. For the avoidance of doubt, the Legion Signatories acknowledge that the Legion Designees shall not be permitted to provide confidential information of the Company to any Restricted Person or to any other Person unless expressly authorized or permitted by the Laws and Company Policies.

4.            Director Benefits. The Legion Designees will be entitled to the same director benefits as other members of the Board, including (a) compensation for such director’s service as a non-employee director and reimbursement of such director’s expenses on the same basis as other non-employee directors of the Company generally; (b) equity-based compensation grants and other benefits, if any, on the same basis as other non-employee directors of the Company generally; and (c) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time.

5.            Voting Commitment. During the Restricted Period, at each annual or special meeting of the Company’s shareowners (including any adjournments, postponements or other delays thereof) or action by written consent, members of the Legion Group shall cause all Voting Securities (as defined below) that are beneficially owned by members of the Legion Group to be (a) present in person or by proxy for quorum purposes; and (b) voted or consented in accordance with the Board’s recommendation with respect to all proposals or business that may be the subject of shareowner action at such meeting or action by written consent (including, but not limited to, election, removal or replacement of directors; ratification of the appointment of the Company’s independent registered public accounting firm; the Company’s “say-on-pay” proposal; and amendment of the Articles of Continuance or By-Laws) unless, in the case of this clause (b), either Institutional Shareholder Services Inc. (“ISS”) or Glass, Lewis & Co. LLC (“GL”) recommend otherwise with respect to any proposals (other than as related to the election, removal or replacement of any director or, with respect to the 2023 Annual Meeting, amendment of the By-Laws), members of the Legion Group will be permitted to vote in accordance with ISS’s or GL’s recommendation; provided, however, that members of the Legion Group will be permitted to vote in their discretion on any proposal relating to (A) any take-over bid, tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, recapitalization, consolidation, restructuring, liquidation, dissolution or similar extraordinary transaction involving the acquisition by any Person not a party to this Agreement (a “Third Party”) of more than 50% of the Company’s Voting Securities or all or substantially all of the Company’s assets (each, an “Extraordinary Transaction”), (B) any spin-off, share issuance or other financing that requires shareowner approval, or (C) the implementation of any takeover defense measures, including, but not limited to, the adoption of a shareowner rights plan.

6.            Corporate Governance Matters. As soon as practicable (and in any case no later than five (5) Business Days) following the execution of this Agreement, the Board shall take all action necessary to adopt the following changes (the “Amendments”) to Article Eleven, Section 11.03 of the Company’s Amended and Restated By-Law No. 1:

(a)       removing the following language from Article Eleven, Section 11.03 of the Amended and Restated By-Law No. 1:

“In addition, following receipt of the notice, the Corporation may request additional information in respect of the nominee and the nominating shareowner must provide responses within five business days following receipt of such request (subject to extension with the consent of the Corporation, which consent shall not be unreasonably withheld), provided that any such additional request by the Corporation must, in the reasonable discretion of the Corporation, be relevant for shareowners to make an informed decision with respect to director elections, including, without limitation, as to the qualifications, experience, economic or voting interests and independence of any such nominee. Any information produced by a nominating shareowner to the Corporation in response to a request from the Corporation shall be subsequently provided to all shareowners.”

(b)       adopting the following changes to Article Eleven, Section 11.03(a)(v) of the Amended and Restated By-Law No. 1:

“(v)	a completed director questionnaire in the same form that nominees of the Corporation are required to complete and that requests only information required by applicable law to be disclosed to shareowners, and”

The Company shall amend or supplement its proxy statement for the 2023 Annual Meeting such that the proposal to approve the Company’s By-Laws at the 2023 Annual Meeting will incorporate the Amendments.

7.            Standstill. During the Restricted Period, the Legion Signatories shall not, and shall cause the other Restricted Persons not to, in any way, directly or indirectly (in each case, except as expressly permitted by this Agreement):

(a)       with respect to the Company or the Voting Securities, (i) make, participate in or encourage any “solicitation” (as such term is used in the proxy rules of the SEC and under applicable Canadian corporate and securities laws, including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) or under National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”) of proxies or consents with respect to the election or removal of directors or any other matter or proposal; (ii) become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents; (iii) seek to advise, encourage or influence any Person, or assist any Person in so encouraging, advising or influencing any Person, with respect to the giving or withholding of any proxy, consent or other authority to vote or act (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter, if applicable); or (iv) initiate, encourage or participate, directly or indirectly, in any “vote no,” “withhold the vote” or similar campaign;

(b)       initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC and under applicable Canadian corporate and securities laws, including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Exchange Act or under NI 51-102) any shareowners of the Company for the approval of any shareowner proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 promulgated under the Exchange Act, section 99 of the Ontario Business Corporations Act (the “OBCA”) or otherwise, or cause or encourage any Person to initiate or submit any such shareowner proposal;

(c)       with respect to the Company or the Voting Securities, (i) communicate with the Company’s shareowners or others pursuant to Rule 14a-1(l)(2)(iv) promulgated under the Exchange Act; (ii) participate in, or take any action pursuant to, or encourage any Person to take any action pursuant to, any type of “proxy access”; or (iii) conduct any nonbinding referendum or hold a “shareowner forum” or “town hall meeting”;

(d)       (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board; (ii) nominate or propose the nomination of, or recommend the nomination of, or encourage any Person to nominate or propose the nomination of or recommend the nomination of, any candidate to the Board; or (iii) seek, alone or in concert with others, or encourage any Person to seek, the removal of any member of the Board;

(e)       with respect to the Company, (i) requisition, call or seek to call a special meeting of shareowners, or encourage any Person to requisition, call or seek a special meeting of shareowners; (ii) act or seek to act by written consent of shareowners; or (iii) make a request for any shareowners (or other securityholders) list or other records;

(f)        other than solely with other Restricted Persons with respect to Voting Securities now or subsequently owned by them, (i) form, join (whether or not in writing), encourage, influence, advise or participate as a joint actor (as defined under applicable Canadian securities laws) or in a partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to any Voting Securities; (ii) deposit any Voting Securities into a voting trust, arrangement or agreement; or (iii) subject any Voting Securities to any voting trust, arrangement or agreement (other than granting proxies in solicitations approved by the Board);

(g)       (i) initiate, make, effect, seek to effect, offer or propose to effect, cause or participate in, or in any way assist, facilitate or participate in, directly or indirectly, any take-over bid, tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, recapitalization, consolidation, restructuring, liquidation, dissolution or similar extraordinary transaction involving any securities or material assets or businesses of the Company or any of its subsidiaries; (ii) solicit any Third Party to, on an unsolicited basis, make an offer or proposal (with or without conditions) with respect to any such transaction, or encourage, initiate or support any Third Party in making such an offer or proposal; (iii) participate in any way in, either alone or jointly and in concert with others, any such transaction; or (iv) publicly comment on any such transaction or proposal regarding any such transaction;

(h)       institute, solicit, encourage, threaten, assist or join, as a party, any litigation, arbitration or other proceeding, including by any regulatory authority having jurisdiction over the Company, against or involving the Company, its Affiliates or any of their respective current or former directors or officers (including derivative actions), except that this clause (h) will not prevent any Restricted Person from (i) bringing litigation primarily to enforce the provisions of this Agreement instituted in accordance with this Agreement; (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person; (iii) bringing bona fide commercial disputes that do not in any manner relate to the subject matter of this Agreement; (iv) exercising statutory dissent rights; (v) responding to or complying with a validly issued legal process; or (vi) bringing litigation against any such person in the case of fraud by such person;

(i)        take any action, including a public or private communication to shareowners , in support of, or make any proposal or request that constitutes: (i) controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (ii) controlling, changing or influencing the capitalization, stock repurchase programs and practices, capital allocation programs and practices, or dividend policy of the Company; (iii) controlling, changing or influencing the Company’s management, business strategy, operations or corporate structure; (iv) seeking to have the Company waive or make amendments or modifications to its Articles of Continuance or By-Laws; (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (vi) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(j)        other than through non-public communications with the Company that would not reasonably be expected to result in or involve public disclosure obligations for any Party, make any request or submit any proposal to amend or waive the terms of this Agreement;

(k)       (i) compensate or enter into any agreement, arrangement or understanding, whether written or oral, to compensate any person for his or her service as a director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to the Company or its securities; or (ii) have any other agreement, arrangement or understanding, whether written or oral, with any person related to his or her service as a director of the Company;

(l)        other than with other Restricted Persons, enter into any negotiations, agreements (whether written or oral), arrangements or understandings with, or advise, finance, assist or encourage, any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Agreement;

(m)      acquire, offer, agree or propose to acquire, whether by purchase, take-over bid, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other group (including a “group” as defined pursuant to Section 13(d) of the Exchange Act or as a joint actor as defined under applicable Canadian securities laws), through swap or hedging transactions, or otherwise, or direct any Third Party in the acquisition of, any securities of the Company or any rights decoupled from the underlying securities of the Company that would result in the Legion Group beneficially owning more than 9.99% of the then outstanding Voting Securities; or

(n)       other than through open market sale transactions where the identity of the purchaser is not known or in underwritten widely dispersed public offerings, sell, offer or agree to sell, through swap or hedging transactions or otherwise, the securities of the Company to any Third Party that, to the knowledge of any Legion Signatory (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge will be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial ownership of more than 4.9% of the then-outstanding Voting Securities or that would increase the beneficial ownership of any Third Party who, together with its Affiliates and Associates, has beneficial ownership of more than 4.9% of the then-outstanding Voting Securities (it being understood that the restrictions in this clause (n) will not apply to any Third Party that is a Schedule 13G filer and is a mutual fund, pension fund, index fund or investment fund manager with no known history of activism or known plans to engage in activism).

Notwithstanding anything set forth in this Agreement to the contrary, nothing in this Agreement will be deemed to prevent any member of the Legion Group from (i) communicating privately with the Board or the Company’s Chief Executive Officer, Chief Financial Officer or Chief Legal Officer regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require the Company or any member of the Legion Group to make public disclosure with respect thereto; (ii) communicating privately with shareowners of the Company, but only so long as such communications do not violate any provision of this Agreement; (iii) identifying potential director candidates to serve on the Board or retaining advisors, including public relations or proxy solicitation firms, so long as such actions do not create a public disclosure obligation for the Legion Signatories, are not publicly disclosed by the Legion Signatories and are undertaken on a basis reasonably designed to be confidential; (iv) making or sending private communications to investors in any member of the Legion Group or any of their Affiliates or prospective investors in any member of the Legion Group or any of their Affiliates, but only if such communications are (A) not made with an intent to circumvent or violate any of the restrictions set forth in this paragraph 7, (B) based on publicly available information and (C) not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications; (v) making any statement in response to any oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes in connection with any lawsuit, action, suit, claim or other proceeding before any court or that Legion reasonably believes, after consultation with outside counsel, to be legally required by applicable law; or (vi) tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other shareowners of the Company or participating in any such transaction that has been approved by the Board.

8.            Mutual Non-Disparagement. During the Restricted Period, (a) each member of the Legion Group shall not, and shall cause the other Restricted Persons not to, make, or cause to be made, by press release or public statement to the press or media, any public statement or announcement that constitutes an ad hominem attack on, or otherwise disparages, defames or damages the reputation or good name of the Company, its affiliates, its officers or directors or any person who has served as an officer or director of the Company in the past; and (b) the Company shall not, and shall not instruct its officers, directors and employees to, make, or cause to be made by press release or public statement to the press or media, any public statement or announcement that constitutes an ad hominem attack on, or otherwise disparages, defames or damages the reputation or good name of the Legion Group, the members of the Legion Group or their respective affiliates, officers or directors or any person who has served as an officer or director of any member of the Legion Group in the past. This paragraph 8 will not restrict the ability of any Party to (i) comply with any applicable law or subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such Party; (ii) enforce such Party’s rights pursuant to this Agreement; or (iii) respond to any public statement made by the other Party of the nature described in this paragraph 8 as applicable, if such statement by the other Party was made in breach of this Agreement.

9.            Compliance with this Agreement. The Legion Signatories shall cause the Restricted Persons to comply with the terms of this Agreement and will be responsible for any breach of the terms of this Agreement by any Restricted Person (even if such Restricted Person is not a party to this Agreement).

10.          Withdrawal of Advance Notice Submission, Application and Complaints.

(a)       The Legion Signatories hereby irrevocably withdraw or cause to be withdrawn Legion’s notice of its intent to nominate each of Timothy P. Hasara, Henrik Jelert, Derek Lewis and Lori T. Marcus for election to the Board at the 2023 Annual Meeting delivered to the Company on March 6, 2023 (the “Nomination Notice”) and any related materials or notices submitted to the Company in connection therewith.

(b)       The Legion Signatories confirm that, pursuant to an acceptance of the Legion Signatories’ Rule 49 Offer to Settle dated March 26, 2023 (the “Rule 49 Offer”), which acceptance was communicated by the Company on April 16, 2023, they have agreed to a dismissal without costs of the Application on a “with prejudice” basis.

(c)       The Legion Signatories hereby irrevocably agree to promptly notify each of the Ontario Securities Commission and the Toronto Stock Exchange in writing that they are no longer pursuing the OSC Complaint (as defined below) and TSX Complaint (as defined below), respectively, against the Company (and provide a copy of such notifications to the Company).

11.          Mutual Releases.

(a)       In exchange for the valuable consideration set forth herein, the Legion Signatories, on behalf of themselves and the Legion Parties (as defined below), hereby unconditionally and irrevocably release, remise, acquit and forever discharge each of the Company Parties (as defined below) of and from any and all manner of action or actions, applications, causes or causes of action, in law or in equity, in contract or in tort, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, indemnities, losses, costs and expenses, of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, accrued or unaccrued, apparent or unapparent, liquidated or unliquidated, direct or indirect, now existing or that previously existed, from the beginning of time to the date of this Agreement, relating in any way, directly or indirectly, to the facts alleged or the issues raised, or that could have been alleged or raised, in the Application, the OSC Complaint, or the TSX Complaint; provided, however, that the foregoing release shall not release (i) any rights or duties of any Legion Party under this Agreement, or (ii) any claims or causes of action that any Legion Party may have for the breach or enforcement of any provision of this Agreement. “Legion Parties” means the members of the Legion Group and their respective heirs, estates, trustees, beneficiaries, successors, assigns, insurers and representatives, and “Company Parties” means the Company and its predecessors, successors, Affiliates, Associates, subsidiaries, successors or assigns, and their respective former and current officers, directors, employees, shareowners, agents, attorneys, advisors, representatives or insurers (in each case, in their capacities as such). “Application” means the application in the Ontario Superior Court of Justice (Commercial List) bearing Court File No. CV-23-00696613-00CL initiated by Legion by way of a Notice of Application issued March 22, 2023 and an Amended Notice of Application issued April 11, 2023. “OSC Complaint” means the complaint and request for relief set out in Legion’s letter to the Ontario Securities Commission dated March 24, 2023 and in any other communications with the OSC related thereto. “TSX Complaint” means the complaint and request for relief set out in Legion’s letter to the Toronto Stock Exchange dated March 27, 2023 and in any other communications with the TSX related thereto.

(b)       In exchange for the valuable consideration set forth above, the Company, on behalf of itself and the Company Parties, hereby unconditionally and irrevocably releases, remises, acquits and forever discharges each of the Legion Parties of and from any and all manner of action or actions, applications, causes or causes of action, in law or in equity, in contract or in tort, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, indemnities, losses, costs and expenses, of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, accrued or unaccrued, apparent or unapparent, liquidated or unliquidated, direct or indirect, now existing or that previously existed, from the beginning of time to the date of this Agreement, relating in any way, directly or indirectly, to the facts alleged or the issues raised, or that could have been alleged or raised, in the Application, the OSC Complaint, or the TSX Complaint; provided, however, that the foregoing release shall not release (i) any rights or duties of any Company Party under this Agreement, or (ii) any claims or causes of action that any Company Party may have for the breach or enforcement of any provision of this Agreement.

(c)       The Parties agree to withdraw (or, in the case of the OSC Complaint and TSX Complaint, cease the pursuit of) all requests for relief relating in any way to the matters addressed in this Agreement. Specifically, (i) the Legion Signatories confirm that, pursuant to an acceptance of the Legion Signatories’ Rule 49 Offer to Settle dated March 26, 2023, which acceptance was communicated by the Company on April 16, 2023, they have agreed to a dismissal without costs of the Application on a “with prejudice” basis, and (ii) the Legion Signatories agree to forthwith notify in writing, with a copy to counsel to all Parties, the Ontario Securities Commission and the Toronto Stock Exchange that they are no longer pursuing the OSC Complaint and the TSX Complaint, respectively (provided that the Legion Signatories bear no responsibility for any action that may be taken by either the OSC or the TSX in response to such complaints).

(d)       Each Party represents and warrants that such Party has not heretofore transferred or assigned, or purported to transfer or assign, to any Person any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, lawyers’ or attorneys’ fees, liabilities or indemnities herein released. Each of the Parties represents and warrants that neither such Party nor any assignee of such Party has filed any lawsuit or other action or application against the other Party that is currently pending, other than the Application.

(e)       Each Party agrees not to make any claim or to take any proceeding, or to continue with any proceeding whatsoever, including, without limiting the generality of the foregoing, any crossclaim, counterclaim, third party claim or application relating in any way to the matters released herein against any person, firm, partnership, business, corporation or other entity of any kind who or which might claim pursuant to the provisions of any applicable statute, or otherwise, contribution and/or indemnity from any other Party, whether directly or indirectly by way of any subrogated or assigned right or under the provision of any statute or otherwise.

(f)        Each Party waives any and all rights (to the extent permitted by state law, U.S. federal law, provincial law, Canadian federal law, the law of any jurisdiction, principles of common law and equity or any other law) that may have the effect of limiting the releases in this paragraph 11. Without limiting the generality of the foregoing, each Party acknowledges that there is a risk that the damages and costs that such Party believes such Party has suffered or will suffer may turn out to be other than or greater than those now known, suspected or believed to be true. Facts on which each Party has been relying in entering into this Agreement may later turn out to be other than or different from those now known, suspected or believed to be true. Each Party acknowledges that in entering into this Agreement, such Party has expressed that such Party agrees to accept the risk of any such possible unknown damages, claims, facts, demands, actions and causes of action. Each Party acknowledges that the release in this paragraph 11 is broad, and this breadth is a bargained-for feature of this Agreement. Each Party acknowledges that it fully understands all of the terms of this Agreement and has obtain legal advice with respect thereto. Each Party acknowledges and agrees that the releases and covenants provided for in this paragraph 11 are binding, unconditional and final as of the date hereof.

12.          Settlement Fee and Expenses. All fees, costs and expenses incurred in connection with this Agreement will be paid by the Person incurring such fee, cost or expense, except that the Company shall pay to Legion as soon as practicable (but in any event no later than May 3, 2023), US$1,625,000 in the aggregate in exchange for the release from the Legion Signatories set forth in paragraph 11.

13.          Public Disclosure.

(a)       Press Release. Within one Business Day following the execution of this Agreement, the Company will issue a press release in the form attached as Exhibit A (the “Press Release”) announcing certain terms of this Agreement. During the Restricted Period, the members of the Legion Group shall not (i) make any public statements with respect to the matters covered by this Agreement (including in any Schedule 13D or in any other filing with the SEC, any other regulatory or governmental agency, any stock exchange or in any materials that would reasonably be expected to be filed with the SEC) without the Company’s prior written consent; or (ii) speak on the record or on background with the media about the Company or any other Company Party. Prior to the issuance of the Press Release, neither the Company nor the members of the Legion Group will issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure of this Agreement.

(b)       Form 8-K. The Company shall promptly prepare and file (but not before the issuance of the Press Release) with the SEC a Current Report on Form 8-K (the “Form 8-K”) reporting the entry into this Agreement, and shall also file such document with the Canadian securities regulators. All disclosure in the Form 8-K will be consistent with this Agreement. The Company shall provide Legion and its counsel with a reasonable opportunity to review and comment on the Form 8-K prior to filing with the SEC, and will consider in good faith any changes proposed by Legion or its counsel.

14.          Termination. This Agreement will cease, terminate and have no further force and effect upon the expiration of the Restricted Period. Paragraphs 10, 11, 12 and 14 through 27 will survive the termination of this Agreement. Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any breach of this Agreement occurring prior to such termination. Notwithstanding anything set forth herein to the contrary, this Agreement shall immediately and automatically terminate in its entirety, and no party hereunder shall have any further rights or obligations under this Agreement upon the public announcement by the Company of entry into a definitive agreement for a transaction that would constitute an Extraordinary Transaction and which Extraordinary Transaction was not encouraged, facilitated or solicited by any member of the Legion Group.

15.          Definitions. As used in this Agreement, the term (a) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Affiliates of any Person after the date of this Agreement; (b) “Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Associates of any Person after the date of this Agreement, but will exclude any Person not controlled by or under common control with the related Person; (c) “beneficially own,” “beneficially owned” and “beneficial ownership” has the meaning set forth in Rule 13d-3 and Rule 13d-5(b)(1) promulgated under the Exchange Act; (d) “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of San Francisco is closed; (e) “By-Laws” means the Company’s Amended and Restated By-Law No. 1, as may be further amended or restated from time to time, including to reflect the Amendments; (f) “Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (g) “Restricted Period” means the period from the date of this Agreement until 11:59 p.m., Eastern time, on the day that is thirty (30) days prior to the deadline for the submission of shareowner nominations of directors for the Company’s 2024 annual meeting of shareowners pursuant to the By-Laws; provided, that, for the avoidance of doubt, such deadline refers to the deadline by which a shareowner must provide the Company with notice of its nominees in compliance with Rule 14a-19(a) under the Exchange Act; (h) “Restricted Persons” means the members of the Legion Group and the principals, directors, partners, officers, employees, agents and representatives of each member of the Legion Group; (i) “Voting Securities” means the Company’s common shares and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

16.          Interpretations. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. The measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

17.          Representations of the Legion Signatories. Each of the Legion Signatories, jointly and severally, represents that (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such member; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such member, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not and will not violate any law, any order of any court or other agency of government, its organizational documents or any provision of any agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; (d) as of the date of this Agreement, it has not, and no other member of the Legion Group has, directly or indirectly, compensated or entered into any agreement, arrangement or understanding to compensate any person for his or her service as a director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to the Company or its securities, except for customary indemnification obligations to the Legion Designee in their capacity as an employee of a member of the Legion Group disclosed in writing prior to the date of this Agreement; (e) it will reasonably cooperate with the Company, at the Company’s sole expense, to provide all information necessary to enable the Company to pursue any insurance claims relating to the expenses incurred by the Company in connection with the 2023 Annual Meeting; and (e) as of the date of this Agreement, the Legion Group (i) is the beneficial owner of an aggregate of 2,321,665 common shares of the Company and has voting authority over such shares and (ii) owns no other equity or equity-related interest in the Company.

18.          Representations of the Company. The Company represents that this Agreement (a) has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) does not require the approval of the shareowners of the Company; and (c) does not and will not violate any law, any order of any court or other agency of government, the Company’s Articles of Continuance or By-Laws, each as amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever.

19.          Specific Performance. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this Agreement, (a) the Party seeking specific performance will be entitled to seek injunctive and other equitable relief, without proof of actual damages; (b) the Party against whom specific performance is sought will not plead in defense that there would be an adequate remedy at law; and (c) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies will not be the exclusive remedies for a breach of this Agreement and will be in addition to all other remedies available at law or in equity.

20.          Entire Agreement; Binding Nature; Assignment; Waiver. This Agreement constitutes the only agreement between the Parties with respect to the subject matter of this Agreement and it supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement binds, and will inure to the benefit of, the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement will be effective unless it is in writing and signed by the affected Party, and then only in the specific instance and for the specific purpose stated in such writing. Any waiver by any Party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement in the future.

21.          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, and this Agreement will otherwise be construed so as to effectuate the original intention of the Parties reflected in this Agreement. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

22.          Governing Law and Attornment. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Ontario sitting in the City of Toronto for any actions or proceedings arising out of or related to this Agreement.

23.          Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

24.          Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand; or (d) on the date sent by email (except that notice given by email will not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this paragraph 24 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this paragraph 24 (excluding “out of office” or other automated replies)). The addresses for such communications are as follows. At any time, any Party may, by notice given to the other Parties in accordance with this paragraph 24, provide updated information for notices pursuant to this Agreement.

If to the Company:

Primo Water Corporation

1150 Assembly Dr., Suite 800

Tampa, Florida 33607

Attn:     Marni Poe

Email:   <personal information redacted>

with copies (which will not constitute notice) to:

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, NY 10103

Attn:      Lawrence S. Elbaum

Patrick Gadson

Email:    lelbaum@velaw.com

pgadson@velaw.com

Goodmans LLP

Bay Adelaide Centre - West Tower

333 Bay Street, Suite 3400

Toronto, ON M5H 2S7

Attn:      Michelle Vigod

Jonathan Feldman

Email:    mvigod@goodmans.ca

jonfeldman@goodmans.ca

If to the Legion Group:

Legion Partners Holdings, LLC

12121 Wilshire Blvd, Suite 1240

Los Angeles, CA 90025

Attn:    Christopher S. Kiper

Email:  <personal information redacted>

with copies (which will not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attn:     Elizabeth Gonzalez-Sussman

Email:  egonzalez@olshanlaw.com

Davies Ward Phillips & Vineberg LLP

155 Wellington Street West

Toronto, Ontario M5V 3J7

Attn:      Patricia L. Olasker

Aaron J. Atkinson

Email:    polasker@dwpv.com

aatkinson@dwpv.com

25.          Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts of this Agreement exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

26.          Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually-identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

27.          Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Pages Follow]

Very truly yours,

PRIMO WATER CORPORATION

By:	/s/ Thomas J. Harrington
	Name:	Thomas J. Harrington
	Title:	Chief Executive Officer

Signature Page to Cooperation Agreement

ACCEPTED AND AGREED

as of the date written above:

LEGION PARTNERS HOLDINGS, LLC

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Member

LEGION PARTNERS, L.P. I

By:	Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

LEGION PARTNERS, L.P. II

By:	Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

LEGION PARTNERS, LLC

By:	Legion Partners Holdings, LLC
Managing Member

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Member

Signature Page to Cooperation Agreement

LEGION PARTNERS ASSET MANAGEMENT, LLC

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

/s/ Christopher S. Kiper
CHRISTOPHER S. KIPER

/s/ Raymond T. White
RAYMOND T. WHITE

Signature Page to Cooperation Agreement

EXHIBIT A

Primo Water Announces Agreement with Legion Partners

Appoints Derek R. Lewis and Lori Tauber Marcus to Board of Directors

TAMPA, Fla., May 3, 2023 – Primo Water Corporation (NYSE: PRMW) (TSX: PRMW) (the “Company” or “Primo Water”), a leading provider of sustainable drinking water solutions in North America and Europe, today announced that it has entered into a cooperation agreement (the “Agreement”) with Legion Partners Holdings, LLC (together with its affiliates, “Legion”). Following the Annual Meeting, the size of Primo Water’s Board of Directors will revert to ten directors.

Under the terms of the Agreement, Primo Water will appoint two new independent directors nominated by Legion, Derek R. Lewis and Lori Tauber Marcus, who will join Primo Water’s Board of Directors (the “Board”) on May 3, 2023, and will also nominate Mr. Lewis and Ms. Marcus for election to the Board at the Company’s 2023 annual and special meeting of shareowners (the “Annual Meeting”) to be held on May 31, 2023. In addition, the Company has agreed to adopt certain corporate governance enhancements, including changes to its advance notice bylaw provisions.

“We are pleased to have reached this amicable agreement with Legion,” said Jerry Fowden, Chairman of Primo Water’s Board. “We welcome Derek and Lori to our Board and look forward to working together towards our common goal of enhancing value for our customers, shareowners and other stakeholders. On behalf of the Board, I would also like to thank Greg Monahan and Eric Rosenfeld, who will not stand for re-election at the Annual Meeting, for their enormous contribution to Primo Water over the past 15 years. We are grateful for their dedicated service and wish them the very best in all their future endeavors.”

“We are pleased to have reached this constructive agreement with Primo Water,” said Chris Kiper, Managing Director of Legion Partners. “Legion believes that Primo Water has a significant opportunity to generate profitable growth and substantial value for shareowners, and Derek and Lori bring deep and relevant experience that will help the Company achieve this goal.”

In connection with the appointment of these two new directors, Legion has withdrawn its notice of intention to nominate candidates for election at the Annual Meeting and has agreed to customary standstill and voting commitments. Legion has also agreed not to pursue its complaints to the Ontario Securities Commission and the Toronto Stock exchange in connection with the Annual Meeting.

A copy of the Agreement will be included as an exhibit to the Company’s current report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission and with securities regulators in Canada on the System for Electronic Document Analysis and Retrieval.

Further details regarding the Annual Meeting will be included in the Company’s definitive proxy materials, which will be filed with the SEC and mailed to all Primo Water shareowners.

About Lori Tauber Marcus

Ms. Lori T. Marcus currently serves as the founder of Courtyard Connections, LLC, an advisory firm focused on marketing and leadership in consumer goods, retail, food service, and consumer technology, since September 2015, and serves as an Executive Advisor with Crenshaw Associates, an advisory firm serving senior executives and leading corporations since September 2019, and as a manager of its Director Prep Practice program, since January 2022. Prior to that, Ms. Marcus served as Chair of the Direct to Patient Initiative with the Harvard Business School’s Kraft Precision Medicine Accelerator from 2017 to June 2020. In 2016, Ms. Marcus served as Chief Marketing Officer for Peloton Interactive, Inc. (NASDAQ: PTON), a global fitness platform, prior to its initial public offering. In 2013, Ms. Marcus was appointed the Executive Vice President and Chief Global Brand and Product Officer at Keurig Green Mountain, Inc. (formerly NASDAQ: GMCR), a coffee and coffee products company, and departed the company in 2015. From 2011 to 2012, she served as Chief Marketing Officer at The Children’s Place, Inc. (NASDAQ: PLCE), a children’s clothing company. Ms. Marcus previously spent 24 years with PepsiCo, Inc. (NASDAQ: PEP) in marketing and general management positions of increasing responsibility, culminating in her appointment as Senior Vice President, Marketing Activation for PepsiCo Beverages, North America. Additionally, Ms. Marcus has served on the board of Fresh Del Monte Produce Inc. (NYSE: FDP), a global food and produce company, since May 2021. Since January 2021, Ms. Marcus has served on the board of directors of 24-Hour Fitness, Inc., a privately held fitness company, including as Chair of its compensation committee. Previously, Ms. Marcus served on the board of directors of Phunware, Inc. (NASDAQ: PHUN), an enterprise software company, from December 2018 to September 2021. Ms. Marcus received her B.S. from the Wharton School of Business at the University of Pennsylvania.

About Derek R. Lewis

Mr. Derek R. Lewis recently served as President, Multicultural Business and Equity Development at PepsiCo North America (“Pepsi NA”), the North America focused subsidiary of PepsiCo, Inc. (NYSE: PEP) (“Pepsi”), a global food and beverage company, from January 2022 to December 2022. Mr. Lewis is a 30+ year Pepsi veteran, serving in numerous leadership positions across the organization in roles of increasing responsibility, including as President of the Pepsi Beverages North America, South Division (“Pepsi NA South”), a beverage products subsidiary of Pepsi, from January 2019 to January 2022; as Senior Vice President & General Manager, Field Sales Operations at Pepsi NA, from 2012 to December 2018; as Senior Vice President & General Manager of Pepsi NA South, from 2008 to 2012, as well as in a number of sales, operational and management roles at Pepsi, from 1988 to 2008. Mr. Lewis also served on the Board of Directors of the American Beverage Association, a trade association representing America’s non-alcoholic beverage industry, from 2017 to December 2022. Mr. Lewis received his B.S. from Hampton University in Virginia and his Executive MBA from Xavier University in Ohio.

ABOUT PRIMO WATER CORPORATION

Primo Water is a leading pure-play water solutions provider in North America and Europe and generates approximately $2.2 billion in annual revenue. Primo Water operates largely under a recurring revenue model in the large format water category (defined as 3 gallons or greater). This business strategy is commonly referred to as “razor-razorblade” because the initial sale of a product creates a base of users who frequently purchase complementary consumable products. The razor in Primo Water’s revenue model is its industry leading line-up of innovative water dispensers, which are sold through approximately 10,000 retail locations and online at various price points. The dispensers help increase household and business penetration which drives recurring purchases of Primo Water’s razorblade offering or water solutions. Primo Water’s razorblade offering is comprised of Water Direct, Water Exchange, and Water Refill. Through its Water Direct business, Primo Water delivers sustainable hydration solutions across its 21-country footprint direct to customers, whether at home or to businesses. Through its Water Exchange business, customers visit retail locations and purchase a pre-filled bottle of water. Once consumed, empty bottles are exchanged at our recycling center displays, which provide a ticket that offers a discount toward the purchase of a new bottle. Water Exchange is available in approximately 17,500 retail locations. Through its Water Refill business, customers refill empty bottles at approximately 23,500 self-service refill drinking water machines. Primo Water also offers water filtration units across its 21-country footprint.

Primo Water’s water solutions expand consumer access to purified, spring, and mineral water to promote a healthier, more sustainable lifestyle while simultaneously reducing plastic waste and pollution. Primo Water is committed to its water stewardship standards and is proud to partner with the International Bottled Water Association (IBWA) in North America as well as with Watercoolers Europe (WE), which ensure strict adherence to safety, quality, sanitation and regulatory standards for the benefit of consumer protection.

Primo Water is headquartered in Tampa, Florida (USA). For more information, visit www.primowatercorp.com.

About Legion Partners

Legion Partners is an activist investment manager based in Los Angeles, CA, focused on U.S. small-cap companies. Legion Partners seeks to generate attractive long-term returns employing deep fundamental research, a concentrated portfolio and responsible, collaborative engagement as a catalyst for value creation. Founded in 2012, Legion Partners takes a value-driven approach to managing a high-conviction portfolio on behalf of sophisticated institutional and individual investors. Learn more at www.legionpartners.com.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities laws conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. The forward-looking statements in this press release include but are not limited to statements regarding the effectiveness of the Company’s strategy and the ability of the Company’s reconstituted Board to execute on such strategy. The forward-looking statements are based on assumptions regarding management’s current plans and estimates. Factors that could cause actual results to differ materially from those described in this press release include, among others: risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; the effect of economic, competitive, legal, governmental and technological factors on Primo Water’s business; and the impact of national, regional and global events on our business, including the COVID-19 outbreak. The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in the Company’s Annual Report in the Form 10-K and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the securities commissions. The Company does not, except as expressly required by applicable law, undertake to update or revise any of these statements in light of new information or future events.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareowners in connection with the Annual Meeting. The Company filed its definitive proxy statement and a BLUE proxy card with the SEC and Canadian securities regulators on March 31, 2023 in connection with the solicitation of proxies from the Company’s shareowners and plans to file an amended proxy statement and an amended proxy card to reflect its updated slate of Board nominees. SHAREOWNERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD, ANY AMENDMENTS THERETO AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the Annual Meeting contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at https://primowatercorp.com/investors/ or through the SEC’s website at www.sec.gov, and are disclosed on The System for Electronic Disclosure by Insiders (SEDI) in Canada. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 1, 2023. Shareowners will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC and Canadian securities regulators at no charge at the SEC’s website at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. Copies will also be available at no charge on the Company’s website at https://primowatercorp.com/investors/.

Media:

Dan Gagnier & Riyaz Lalani
Gagnier Communications
(646) 342-8087

PrimoWater@gagnierfc.com

Investor Relations:

Jon Kathol

Vice President, Investor Relations

Tel:813-544-8515

investorrelations@primowater.com